Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2019 RESULTS

Investment and Savings Products sales hit a new record at $2 billion; client asset values also reach record level at $71 billion

Term Life Insurance net premiums grow 9%; adjusted direct premiums grow 10%

Net earnings per diluted share (EPS) of $2.24, up 13%; return on stockholders’ equity (ROE) of 23.0%

Diluted adjusted operating EPS of $2.22, up 10%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 23.7%

Board of Directors approves share repurchase program totaling $300 million through June 2021; $250 million in repurchases expected in 2020

Board of Directors approves 18% increase in dividends to $0.40 per share, payable on March 16, 2020

Duluth, GA, February 11, 2020 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2019. Total revenues of $532.0 million increased 9% compared to the fourth quarter of 2018.  Net income of $93.6 million increased 8%, while earnings per diluted share of $2.24 increased 13% compared to the same quarter last year.  ROE was 23.0% for the current quarter.

Adjusted operating revenues were $530.9 million, increasing 9% compared to the fourth quarter of 2018. Adjusted net operating income of $92.8 million increased 6%, while diluted adjusted operating earnings per share of $2.22 increased 10% compared to the same quarter last year.  ROAE was 23.7% during the fourth quarter of 2019.

Financial results during the quarter reflect strong performance in both the Term Life and Investment and Savings Products (ISP) segments.  The Company’s Term Life segment saw revenues grow 9% year-over-year due principally to a 10% increase in adjusted direct premiums.  Pre-tax income in the Term Life segment increased 14%, reflecting favorable year-over-year trends in persistency.  The Company’s ISP segment saw revenues increase 11% year-over-year due to robust sales and growth in client asset values.  Pre-tax income in the ISP segment increased 16% year-over-year due in part to lower Canadian segregated fund DAC amortization.  During the quarter, the Company repurchased $44 million of common stock for a total of $225 million during the year and in line with our goal.

Results for the full year ended December 31, 2019 also reflect strong financial performance in both of the Company’s core segments with Term Life and ISP income before taxes growing 14% and 10%, respectively.  Total revenues of $2.1 billion increased 8% year-over-year and set a new annual record for the Company.  Net income of $366.4 million and earnings per diluted share of $8.62 increased 13% and 18%, respectively, also representing new records.

“During 2019, we set new records in investment product sales and client asset values.  The solid financial results in both our Term Life and ISP segments drove record revenues and net income and we are beginning to see momentum in distribution,” said Glenn Williams, Chief Executive Officer.  “As we begin 2020, we are well positioned to deliver strong value to our clients, our field and our stockholders.”

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2019	Q4 2018	% Change
Life-Licensed Sales Force (1)	130,522	130,736	*
Recruits	60,466	61,990	(2)%
New Life-Licensed Representatives	11,073	11,052	*
Life Insurance Policies Issued	71,469	72,122	(1)%
Life Productivity (2)	0.18	0.18	*
ISP Product Sales ($ billions)	$1.98	$1.74	14%
Average Client Asset Values ($ billions)	$68.24	$61.01	12%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q4 2019	Q4 2018	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$318,992	$291,941	9%
Investment and Savings Products	182,698	164,924	11%
Corporate and Other Distributed Products (1)	29,250	31,831	(8)%
Total adjusted operating revenues (1)	$530,940	$488,696	9%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$81,995	$72,117	14%
Investment and Savings Products	52,991	45,647	16%
Corporate and Other Distributed Products (1)	(13,861)	(8,471)	64%
Total adjusted operating income before income taxes (1)	$121,125	$109,293	11%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

At the end of the year, the Company had 130,522 independent life-licensed representatives.  The total representative count remained largely unchanged year-over-year as a 3% annual decline in the number of individuals recruited was partly offset by an increase in licensing during the second half of 2019.

Term Life Insurance

Revenues of $319.0 million during the fourth quarter increased 9% compared to the fourth quarter of 2018, driven by 10% growth in adjusted direct premiums.  Persistency continues to trend favorably year-over-year but reflected seasonal weakness during the fourth quarter.  Overall, benefits and claims were in line with historical experience during the quarter, while insurance and other operating expenses increased largely due to growth in the business.  Pre-tax income of $82.0 million increased 14% year-over-year.

New life insurance policies issued during the fourth quarter was 71,469, down 1% compared to the same quarter in 2018.  Productivity for the quarter was 0.18 policies per life insurance licensed representative per month, consistent with the fourth quarter of 2018.

Investment and Savings Products

Revenues of $182.7 million during the fourth quarter increased 11% compared to the same quarter in 2018 driven by an increase in sales and higher average client asset values.  Total product sales during the current quarter were $2.0 billion, a 14% increase compared to the fourth quarter of 2018 due to higher sales of mutual funds and variable annuities.  Average client asset values were $68.2 billion, increasing 12% year-over-year, reflecting the recovery from the market correction during the fourth quarter of 2018 and solid market performance in 2019.  Net client inflows were $387 million, or 8% higher than the fourth quarter of 2018.

Pre-tax income of $53.0 million during the current quarter increased 16% year-over-year and benefited from a $2 million reduction in Canadian segregated fund DAC amortization due to both updated assumptions based on emerging redemption experience and favorable market performance.  Sales and asset-based commission expenses were generally consistent with the associated revenues while insurance and other operating expenses increased with higher allocated technology spending and employee related costs.

Corporate and Other Distributed Products

During the fourth quarter of 2019, the Company recorded an adjusted operating loss before taxes of $13.9 million compared to an adjusted operating loss before taxes of $8.5 million during the fourth quarter of 2018.  The year-over-year increase in pre-tax loss reflects growth of $2.0 million in insurance and other operating expenses, including higher technology costs, and a $1.7 million charge to benefits and claims to write-off amounts ceded on a closed block of business to a reinsurance counterparty ordered into receivership.

Net Investment Income

Consolidated net investment income during the quarter increased approximately $0.7 million due to an increase in the size of the invested asset portfolio and higher earnings on the deposit asset underlying the 10% coinsurance agreement.  These were partly offset by lower investment yields on reinvestment of maturing assets.  On a segment basis, we continue to see growth in investment income allocated from the Corporate and Other Distributed Products segment to the Term Life segment as the block of term business grows.

Taxes

In the fourth quarter of 2019, the effective income tax rate was 23.4%, in line with our full-year rate of 23.2%.  The effective tax rate was lower during the fourth quarter of 2018 due to an adjustment during the period related to the global intangible low-taxed income (“GILTI”) component of the 2017 Tax Reform.

Capital

During the fourth quarter of 2019, the Company repurchased 347,832 shares of common stock for $44 million, bringing the year-to-date total to $225 million.

The Board of Directors authorized the repurchase of up to $300 million of its common stock through June 30, 2021 and approved an 18% increase in stockholder dividends to $0.40 per share, payable on March 16, 2020, to stockholders of record on February 24, 2020.  The Company expects to repurchase $250 million of its common stock during 2020.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 440% as of December 31, 2019.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented.  We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.  Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including other-than-temporary impairments (“OTTI”), for all periods presented.  We exclude realized investment gains (losses) and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset's maturity or sale that are not directly associated with the Company's insurance operations.  In 2018, we excluded from adjusted net operating income and diluted adjusted operating earnings per share the one-time transition impact of adjustments made to finalize the provisional amounts recognized from the enactment of the Tax Cuts and Jobs Act of 2017  in order to present meaningful and useful period-over-period comparisons that could be distorted by the historically infrequent tax law change.  Adjusted stockholders' equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented.  We exclude unrealized investment gains (losses) in measuring adjusted stockholders' equity as unrealized gains (losses) from the Company's available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the

Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Wednesday, February 12, 2020 at 10:00 am EST, to discuss the quarter’s results.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event; changes in federal,  state and provincial legislation or regulation that affects our insurance,  investment product, and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business or a significant change in the competitive environment in which we operate; fluctuations in the performance of client assets under management; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of, or legal challenges to, the support tools we provide to the sales force; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; economic down cycles that impact our business, financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; the loss of key personnel or sales force leaders; and fluctuations in the market price of our common stock or  Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5 million lives and had approximately 2.5 million client investment accounts at December 31, 2019. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2018. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31, 2019	December 31, 2018
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,356,996	$2,069,635
Fixed-maturity security held-to-maturity, at amortized cost	1,184,370	970,390
Short-term investments available-for-sale, at fair value	-	8,171
Equity securities, at fair value	40,684	37,679
Trading securities, at fair value	43,233	13,610
Policy loans	32,927	31,501
Total investments	3,658,210	3,130,986
Cash and cash equivalents	256,876	262,138
Accrued investment income	17,361	17,057
Reinsurance recoverables	4,169,823	4,141,569
Deferred policy acquisition costs, net	2,325,750	2,133,920
Agent balances, due premiums and other receivables [1]	227,100	215,139
Intangible assets, net	45,275	48,111
Income taxes	70,492	59,336
Operating lease right-of-use assets	47,265	-
Other assets [1]	384,634	391,291
Separate account assets	2,485,745	2,195,501
Total assets	$13,688,531	$12,595,048

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,446,569	$6,168,157
Unearned and advance premiums	15,470	15,587
Policy claims and other benefits payable	339,954	313,862
Other policyholders' funds	388,663	370,644
Notes payable	374,037	373,661
Surplus note	1,183,728	969,685
Income taxes	209,221	187,104
Operating lease liabilities	53,487	-
Other liabilities	510,443	486,772
Payable under securities lending	28,723	52,562
Separate account liabilities	2,485,745	2,195,501
Total liabilities	12,036,040	11,133,535

Stockholders' equity:
Common stock	412	427
Paid-in capital	-	-
Retained earnings	1,593,281	1,489,520
Accumulated other comprehensive income (loss), net of income tax	58,798	(28,434)
Total stockholders' equity	1,652,491	1,461,513
Total liabilities and stockholders' equity	$13,688,531	$12,595,048

(1)

Certain reclassifications have been made to the December 31, 2018 amounts to conform to current-period reporting classifications.  These reclassifications had no impact on net income or total stockholders’ equity.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2019	2018
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$697,060	$673,605
Ceded premiums	(390,364)	(392,290)
Net premiums	306,696	281,315
Commissions and fees	188,302	171,960
Net investment income	22,418	21,760
Realized investment gains (losses), including OTTI	766	(1,651)
Other, net	13,778	13,941
Total revenues	531,960	487,325

Benefits and expenses:
Benefits and claims	127,784	116,837
Amortization of deferred policy acquisition costs	67,279	66,184
Sales commissions	94,238	85,323
Insurance expenses	45,991	41,671
Insurance commissions	6,624	5,612
Interest expense	7,222	7,192
Other operating expenses	60,677	56,584
Total benefits and expenses	409,815	379,403
Income before income taxes	122,145	107,922
Income taxes	28,588	21,381
Net income	$93,557	$86,541

Earnings per share:
Basic earnings per share	$2.25	$1.99
Diluted earnings per share	$2.24	$1.99

Weighted-average shares used in computing earnings per share:
Basic	41,471	43,180
Diluted	41,614	43,311

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2019	2018
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,753,866	$2,667,104
Ceded premiums	(1,569,729)	(1,581,164)
Net premiums	1,184,137	1,085,940
Commissions and fees	713,804	677,607
Net investment income	94,073	81,430
Realized investment gains (losses), including OTTI	4,965	(2,121)
Other, net	55,525	56,987
Total revenues	2,052,504	1,899,843

Benefits and expenses:
Benefits and claims	493,820	457,583
Amortization of deferred policy acquisition costs	254,552	239,730
Sales commissions	357,198	335,384
Insurance expenses	178,817	168,156
Insurance commissions	25,051	24,490
Interest expense	28,811	28,809
Other operating expenses	237,144	229,607
Total benefits and expenses	1,575,393	1,483,759
Income before income taxes	477,111	416,084
Income taxes	110,720	91,990
Net income	$366,391	$324,094

Earnings per share:
Basic earnings per share	$8.65	$7.35
Diluted earnings per share	$8.62	$7.33

Shares used in computing earnings per share:
Basic	42,181	43,854
Diluted	42,314	43,985

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2019	2018	% Change
Total revenues	$531,960	$487,325	9%
Less: Realized investment gains (losses), including OTTI	766	(1,651)
Less: 10% deposit asset MTM included in net investment income (NII)	254	280
Adjusted operating revenues	$530,940	$488,696	9%

Income before income taxes	$122,145	$107,922	13%
Less: Realized investment gains (losses), including OTTI	766	(1,651)
Less: 10% deposit asset MTM included in NII	254	280
Adjusted operating income before income taxes	$121,125	$109,293	11%

Net income	$93,557	$86,541	8%
Less: Realized investment gains (losses), including OTTI	766	(1,651)
Less: 10% deposit asset MTM included in NII	254	280
Less: Tax impact of preceding items	(239)	272
Adjusted net operating income	$92,776	$87,640	6%

Diluted earnings per share (1)	$2.24	$1.99	13%
Less: Net after-tax impact of operating adjustments	0.02	(0.02)
Diluted adjusted operating earnings per share (1)	$2.22	$2.01	10%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Year ended December 31,
	2019	2018	% Change
Total revenues	$2,052,504	$1,899,843	8%
Less: Realized investment gains (losses), including OTTI	4,965	(2,121)
Less: 10% deposit asset MTM included in net investment income (NII)	5,382	(1,680)
Adjusted operating revenues	$2,042,157	$1,903,644	7%

Income before income taxes	$477,111	$416,084	15%
Less: Realized investment gains (losses), including OTTI	4,965	(2,121)
Less: 10% deposit asset MTM included in NII	5,382	(1,680)
Adjusted operating income before income taxes	$466,764	$419,885	11%

Net income	$366,391	$324,094	13%
Less: Realized investment gains (losses), including OTTI	4,965	(2,121)
Less: 10% deposit asset MTM included in NII	5,382	(1,680)
Less: Tax impact of preceding items	(2,387)	827
Less: Transition impact of tax reform	-	2,737
Adjusted net operating income	$358,431	$324,331	11%

Diluted earnings per share (1)	$8.62	$7.33	18%
Less: Net after-tax impact of operating adjustments	(0.19)	0.00
Diluted adjusted operating earnings per share (1)	$8.43	$7.33	15%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2019	2018	% Change
Direct premiums	$691,546	$667,776	4%
Less: Premiums ceded to IPO coinsurers	264,786	281,265
Adjusted direct premiums	$426,760	$386,511	10%

Ceded premiums	$(388,237)	$(390,173)
Less: Premiums ceded to IPO coinsurers	(264,786)	(281,265)
Other ceded premiums	$(123,451)	$(108,908)

Net premiums	$303,309	$277,603	9%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2019	2018	% Change
Total revenues	$30,270	$30,460	(1)%
Less: Realized investment gains (losses), including OTTI	766	(1,651)
Less: 10% deposit asset MTM included in NII	254	280
Adjusted operating revenues	$29,250	$31,831	(8)%

Loss before income taxes	$(12,841)	$(9,842)	30%
Less: Realized investment gains (losses), including OTTI	766	(1,651)
Less: 10% deposit asset MTM included in NII	254	280
Adjusted operating loss before income taxes	$(13,861)	$(8,471)	64%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	December 31, 2019	December 31, 2018	% Change
Stockholders' equity	$1,652,491	$1,461,513	13%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	64,563	(7,370)
Adjusted stockholders' equity	$1,587,928	$1,468,883	8%